Arbinet Announces Fourth Quarter and Full Year 2008 Financial Results

NEW BRUNSWICK, N.J., February 26, 2009 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today reported financial results for the fourth quarter and full year ended December 31, 2008.

Fourth quarter 2008 fee revenues were $10.4 million, a 12.0% decrease from the third quarter 2008 and a 16.0% decrease from the fourth quarter 2007 fee revenues of $12.4 million.  A total of 3.0 billion minutes were bought and sold on Arbinet’s platform in the fourth quarter 2008, compared to 3.7 billion minutes in the fourth quarter 2007.  Arbinet completed 342.6 million calls during the fourth quarter 2008, compared to 469.7 million calls in the fourth quarter 2007.

Fourth quarter 2008 loss from operations was ($4.6) million, compared to a loss from operations of ($0.7) million in the fourth quarter 2007.  Fourth quarter 2008 results included a non-cash charge of $3.0 million to record the impairment of goodwill and other intangible assets.  This charge resulted from goodwill impairment testing that was performed at the end of the fourth quarter due to the decline in the Company’s stock price, and the resulting reduction in the Company’s market capitalization below its book value.

The Company’s net loss from continuing operations in the fourth quarter was ($9.0) million or ($0.39) per diluted share, compared to a net loss from continuing operations of ($0.4) million or ($0.02) per diluted share in the fourth quarter 2007.  In addition to the impairment charge, fourth quarter 2008 results included a non-cash foreign currency exchange loss of ($4.6) million or ($0.20) per diluted share, representing the impact of currency fluctuations on U.S. denominated obligations of the Company’s U.K. subsidiary.

For the full year, 2008 fee revenues were $48.4 million, a decrease of 3.4% from 2007 fee revenues of $50.1 million.  A total of 13.2 billion minutes were bought and sold on Arbinet’s exchange in 2008, down from 14.4 billion in 2007, representing a year-over-year decrease of 8.3%.  The Company reported a net loss from continuing operations of ($12.7) million or ($0.53) per diluted share for 2008, compared with a net loss from continuing operations of ($1.7) million or ($0.07) per diluted share in 2007.

In commenting on the Company’s fourth quarter and full year results, Shawn O’Donnell, President and Chief Executive Officer of Arbinet stated, “Recognizing the challenges facing the U.S. and world economies, during the second half of 2008 we took specific actions to reduce our cost structure and maximize cash by reducing headcount, controlling discretionary spending and limiting capital expenditures.  Additionally, in the fourth quarter we completed our internal efforts to improve the quality of call termination on the exchange and are very pleased with the outcome.  While the measures we took to create a leaner exchange may have negatively affected our volumes in the short-term, we remain positive about the long-term prospects for our Company and believe that Arbinet’s business model is well-positioned for success moving forward.”

Quarterly Conference Call

Arbinet will host a conference call to discuss its fourth quarter and full year 2008 results at 5:00 p.m. Eastern Time today.

The dial-in number for the live audio call beginning at 5:00 p.m. Eastern Time is 888-562-3654 or 973-582-2703 for international callers; the passcode is 87110891.  A live web cast of the conference call will be available on Arbinet's web site at http://www.arbinet.com.

A replay of the call will be available from 8:00 p.m. Eastern Time on February 26, 2009 through midnight on March 5, 2009 at http://www.arbinet.com and by telephone at 800-642-1687, or 706-645-9291 for international callers; the passcode is 87110891.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections.  Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide.  Arbinet Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs, ASPs and content providers around the world who buy and sell voice and IP telecommunications capacity. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; Arbinet’s ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on the exchange; economic conditions and volatility of financial markets, and the impact they may have on Arbinet and its customers; and disruption or uncertainty resulting from recent changes in senior management.  For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	($ in thousands, except per share data)
Trading revenues	$115,562	$88,092	$483,891	$418,492
Fee revenues	12,396	10,353	50,058	48,356
Total revenues	127,958	98,445	533,949	466,848

Cost of trading revenues	115,547	88,194	484,116	418,890
Indirect cost of trading and fee revenues	5,324	4,440	20,380	19,698
Total cost of trading and fee revenues	120,871	92,634	504,496	438,588

Gross Profit	7,087	5,811	29,453	28,260

Cost and expenses:
Sales and marketing	2,447	2,011	9,690	10,211
General and administrative	3,236	3,385	13,507	11,677
Depreciation and amortization	1,795	1,864	7,574	7,501
Severance charges	288	145	1,318	1,422
Restructuring	-	-	(672)	-
Impairment charge	-	2,966		3,442
Reserve for litigation	-	-	1,940	-
Total costs and expenses	7,766	10,371	33,357	34,253
Income (loss) from operations	(679)	(4,560)	(3,904)	(5,993)
Interest income	617	125	2,744	948
Interest expense	(187)	(134)	(966)	(577)
Foreign currency exchange gain (loss)	(360)	(4,618)	74	(6,978)
Other income (expense), net	171	109	553	287
(Loss) from continuing operations before income taxes	(438)	(9,078)	(1,499)	(12,313)
Provision for income taxes	7	(119)	232	392
(Loss) from continuing operations	(445)	(8,959)	(1,731)	(12,705)
Discontinued operations:
(Loss) from discontinued operations	(3,130)	(99)	(5,209)	(2,228)
Net (loss)	$(3,575)	$(9,058)	$(6,940)	$(14,933)
Basic net income (loss) per share:
Continuing operations	$(0.02)	$(0.39)	$(0.07)	$(0.53)
Discontinued operations	$(0.12)	$-	$(0.21)	$ ‐ (0.09)
Net (loss)	$(0.14)	$(0.39)	$(0.28)	$(0.62)
Diluted net income (loss) per share:
Continuing operations	$(0.02)	$(0.39)	$(0.07)	$(0.53)
Discontinued operations	$(0.12)	$-	$(0.21)	$(0.09)
Net(loss)	$(0.14)	$(0.39)	$(0.28)	$(0.62)
Dividends	$‐	$-	$-	$ (0.40) ‐
Shares used in computing basic net income (loss) per share	25,534,241	22,757,759	25,072,482	23,921,603
Shares used in computing diluted net
income (loss) per share	25,534,241	22,757,759	25,072,482	23,921,603
Other comprehensive income:
Cumulative unrealized (loss) in available‐for‐sale securities	2	(66)	(3)	6
Foreign currency translation adjustment	51	2,751	167	4,025
Comprehensive (loss)	$(3,522)	$(6,373)	$(6,776)	$(10,902)

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
	2007	2008
	($ in thousands ,except per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$28,556	$16,224
Marketable securities	20,344	7,926
Trade accounts receivable (net of allowance of $1,481 and $2,071 at December 31, 2007 and December 31, 2008,
respectively)	28,451	28,141
Prepaids and other current assets	2,421	3,510
Total current assets	79,772	55,801
Property and equipment, net	23,002	20,868
Security deposits	2,430	2,130
Intangible assets, net	2,018	163
Goodwill	2,196	—
Other assets	76	396
Long-term assets of discontinued operations	440	—
Total Assets	$109,934	$79,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Capital lease obligation	$7	$—
Notes payable	493	—
Due to Silicon Valley Bank	285	371
Accounts payable	16,123	12,924
Deferred revenue	2,499	2,770
Accrued and other current liabilities	8,250	7,552
Current liabilities of discontinued operations	334	473
Total current liabilities	27,991	24,090
Long-term debt	-	3,600
Other long-term liabilities	2,282	1,923
Total liabilities	30,273	29,613
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred Stock, 5,000,000 shares authorized	—	—
Common Stock, $0.001 par value, 60,000,000 shares authorized, 26,355,641 and 26,538,245 shares issued
and outstanding, respectively	26	27
Additional paid-in-capital	181,644	173,867
Treasury stock, 674,233 and 3,988,819 shares, respectively	(4,613)	(15,852)
Accumulated other comprehensive income (loss)	(455)	3,576
Accumulated deficit	(96,941)	(111,873)
Total Stockholders’ Equity	79,661	49,745
Total Liabilities and Stockholders’ Equity	$109,934	$79,358